Exhibit 99.1

Summit Entertainment, LLC

Consolidated Financial Statements

For the Year Ended December 31, 2011

Report of Independent Auditors

The Members of

Summit Entertainment, LLC

We have audited the accompanying consolidated balance sheet of Summit Entertainment, LLC (the “Company”) as of December 31, 2011, and the related consolidated statements of operations, equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Summit Entertainment, LLC at December 31, 2011, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Los Angeles, CA

March 21, 2012

Summit Entertainment, LLC

Consolidated Balance Sheet

December 31, 2011

(Amounts in Thousands)

December 31, 2011

Assets
Cash and cash equivalents	$247,099
Accounts receivable, net	161,971
Restricted cash	49,765
Film costs, net	388,848
Property and equipment, net	1,713
Goodwill	6,465
Intangible assets, net	7,332
Other assets	48,622
Total assets	$911,815

Liabilities and Equity
Accounts payable and accrued liabilities	$67,940
Notes payable	553,163
Deferred revenue	136,261
Participations and residuals payable	92,701
Other liabilities	2,449
Total liabilities	852,514

Commitments and contingencies

Members’ capital	102,420
Accumulated deficit	(46,424)
55,996

Non-controlling interest	3,305

Total equity	59,301

Total liabilities and equity	$911,815

Summit Entertainment, LLC

Consolidated Statement of Operations

Year Ended December 31, 2011

(Amounts in Thousands)

Year Ended
December 31, 2011

Net revenue	$609,798
Cost of revenue	537,985
Gross profit	71,813

Operating expenses	58,447
Operating income	13,366

Interest expense and other, net	(30,033)

Pre-tax loss	(16,667)

Income tax expense	6,221

Net loss	(22,888)

Less: net income attributable to non-controlling interest	(494)

Net loss attributable to Summit members	$(23,382)

Summit Entertainment, LLC

Consolidated Statement of Equity

Year Ended December 31, 2011

(Amounts in Thousands)

		Retained
		Earnings
	Members’	(Accumulated	Non-Controlling
	Capital	Deficit)	Interest	Total

Balance as of December 31, 2010	$101,253	$199,366	$2,811	$303,430

Member unit compensation expense	1,167	—	—	1,167
Distribution	—	(222,408)	—	(222,408)
Net income (loss)	—	(23,382)	494	(22,888)

Balance as of December 31, 2011	$102,420	$(46,424)	$3,305	$59,301

Summit Entertainment, LLC

Consolidated Statement of Cash Flows

Year Ended December 31, 2011

(Amounts in Thousands)

Year Ended
December 31, 2011

Cash flows from operating activities
Net loss	$(22,888)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of debt issuance costs and discount	7,676
Bad debt expense	2,678
Depreciation and amortization	2,227
Notes payable accretion	2,071
Unit-based compensation	1,167
Amortization of film costs	169,454
Changes in operating assets and liabilities
Accounts receivable	7,362
Additions to film costs	(263,924)
Other assets	(4,023)
Accounts payable and accrued liabilities	(24,662)
Deferred revenue	51,516
Participations and residuals payable	(6,274)
Other liabilities	923
Net cash used in operating activities	(76,697)

Cash flows from investing activities
Contingent consideration paid	(481)
Additions to property and equipment	(727)
Net cash used in investing activities	(1,208)

Cash flows from financing activities
Proceeds from notes payable	685,962
Repayments of notes payable	(334,513)
Change in restricted cash	202,670
Debt issuance costs	(16,771)
Distributions to members	(222,408)
Net cash provided by financing activities	314,940

Increase in cash and cash equivalents	237,035

Cash and cash equivalents
Beginning of year	10,064
End of year	$247,099

Supplemental cash flow information
Cash paid during the year for interest	$39,573
Cash paid for income taxes	4,556

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2011

1.             Description of the Business

Summit Entertainment, LLC, a Delaware limited liability company, and its wholly owned subsidiaries (collectively “Summit” or the “Company”), are engaged in the development, financing, production and distribution of motion picture films in the theatrical, home entertainment, television and ancillary markets.  The Company also provides international sales agency services to major film producers.

The Company was formed in 2007 to acquire the operations of Summit Entertainment L.P. (the “Predecessor”) for a combination of cash, contingent consideration, and a minority equity position in the Company.  This acquisition was accounted for as a purchase in accordance with ASC 805, Business Combinations.  On this date, all tangible and intangible assets and liabilities of the Company were adjusted to their fair value.

2.             Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements of the Company include the accounts of all of its majority-owned and controlled subsidiaries.  The Company reviews its relationships with other entities to identify whether it is the primary beneficiary of a variable interest entity (“VIE”).  Other entities are primarily created for the distribution or financing of films.  If the determination is made that the Company is the primary beneficiary, then the entity is consolidated in accordance with ASC 810, Variable Interest Entities.  The Company has concluded that its other equity investments do not require consolidation as they are not variable interest entities.

Revenue Recognition

Revenue from the sale or licensing of films is recognized upon meeting all recognition requirements of ASC 926, Entertainment — Films (“ASC 926”).  Revenue from the theatrical distribution of films is recognized as the films are exhibited.  Home entertainment revenue is recognized on the later of shipment or the date the title is available for sale, net of estimated returns.  Sales allowances are recorded at the time of sale for returns and other allowances.  Revenue from the licensing of films for exhibition on television is recognized upon availability of the film to the licensee for telecast.

Revenue from international exploitation of films is recognized when a film is available for exhibition and other conditions of sale are met in the respective media.  Non-refundable guarantees against a percentage of film rentals that result from the distribution of motion picture rights are recorded as revenue when each related license agreement is executed, the picture is available for delivery to the licensee, and the licensee is able to exploit the picture in the related media and market licensed to it.  Film revenue earned in excess of non-refundable guarantees is recorded when reported by distributors.

Revenue for international sales agency services is recognized when the film licensing agreements are executed, the films have been delivered to the sub-distributor, and the related licensing fee has been collected by either the Company or the producers of the films. The licensing fee is recorded on a net basis as the Company acts as an agent for these services.

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2011

To the extent that all revenue recognition conditions have not been met, amounts received are reported in the accompanying consolidated financial statements as deferred revenue.

Advertising Expense

The Company expenses advertising costs, including advertising costs related to the release of feature films, as incurred in accordance with ASC 970, Advertising Costs, and ASC 926.  The Company incurred total advertising expenses of $218.7 million for the year ended December 31, 2011.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less from the date of purchase.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest.  The allowance for doubtful accounts is based on the Company’s best estimate of the amount of probable credit losses in existing accounts receivable.  The Company reviews the allowance for doubtful accounts, and provisions are made upon a specific review of all receivables.  Account balances are charged off against the allowance when the Company believes it is probable the receivable will not be recovered.

Long-term (ie. due after one year), non-interest bearing accounts receivable are discounted to present value. At December 31, 2011, $14.2 million of accounts receivable are due beyond one year.

Restricted Cash

Restricted cash consists of cash and cash equivalents which are contractually restricted for specific purposes under the Company’s various debt, film financing and distribution arrangements.

Film Costs

The Company accounts for film costs in accordance with ASC 926.  Film costs include capitalizable production costs, production overhead, interest, development costs, and acquired production costs and are stated at the lower of cost, less accumulated amortization, or estimated fair value determined by a discounted cash flow analysis.  Subsidies from governmental jurisdictions related to a specific project are reflected as a reduction of film costs when the amounts are reasonably assured and estimable.

Film, participation, and residuals costs are expensed based on the ratio of the current period’s gross revenue to estimated remaining gross revenue to be received from all sources that will be earned within ten years of the date of initial theatrical release.  Estimated remaining gross revenue is reviewed regularly and revisions to the amortization rates are recorded as necessary.

The Company regularly evaluates whether any indicators of an impairment of a film have occurred.  If an impairment indicator has occurred, the Company compares the fair value of the film, determined using a discounted cash flow analysis, to the carrying value of the film.  If the fair value is less than the carrying value, an impairment charge is recorded in cost of revenue.

Film development costs for projects that have been abandoned or have not been set for production within three years are generally written off.

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2011

Debt Issuance Costs

Debt issuance costs are principally related to the Company’s term loan and credit facility.  These costs are deferred and amortized using the straight-line method, which approximates the effective interest rate method, over the term of the related debt agreements.

Property and Equipment

Property and equipment are stated at cost and are depreciated over their estimated useful lives, generally five years, using the straight-line method.  Leasehold improvements are amortized using the straight-line method over the lesser of their estimated useful lives or the remaining term of the underlying lease.

Goodwill

Goodwill represents the excess of the purchase price of acquiring the Predecessor over the fair value of the net tangible and intangible assets acquired.  Contingent purchase consideration payment is recognized as an additional cost of the transaction and recorded as goodwill.  As of December 31, 2011, $6.5 million was recorded to goodwill, which represents contingent consideration paid to the former owners.

The Company accounts for goodwill in accordance with ASC 350, Intangibles-Goodwill and Other.  Goodwill is not amortized but is reviewed for impairment annually or when events occur or circumstances change that would more likely than not indicate that the goodwill might be impaired.  The Company performed its annual impairment test on its goodwill as of December 31, 2011, and no goodwill impairment was identified.

Intangible Assets

The Company is required to compare annually the fair value of each of its indefinite-lived intangible assets to its respective carrying value.  If the carrying value exceeds the fair value, an impairment loss is recorded.  Amortizable intangible assets are amortized on a straight-line basis over a period of 5.5 years.

Foreign Currency Translation

The Company’s foreign subsidiaries use the U.S. dollar as the functional currency.  Assets and liabilities are translated into U.S. dollars at current exchange rates.  Revenue and expenses are translated into U.S. dollars at average rates prevailing during the period.  Foreign currency gains and losses are not significant for the year ended December 31, 2011.

Equity-Based Compensation

The Company accounts for equity-based compensation arrangements in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on the grant-date fair values of the awards.

ASC 718 requires companies to estimate the fair value of share-based payment awards on the grant date using an option-pricing model.  The Company elected to use the Black-Scholes option-pricing model for valuing equity-based compensation awards.  The value of the portion of

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2011

the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s statement of operations.

Concentration of Credit Risk

The Company licenses various rights in its motion pictures to distributors throughout the world.  Generally, payment of minimum guarantees is received in full, or letters of credit are obtained, prior to the Company’s delivery of the films to its distributors.

The Company places its temporary cash investments principally in interest-bearing accounts or time deposit accounts with its banks, which are high-credit, quality financial institutions, and at times such balances may be in excess of insured limits.  Generally, such investments mature within 90 days and are therefore subject to limited risk.

As of December 31, 2011, one customer represented 16% of the Company’s accounts receivable balance.

For the year ended December 31, 2011, no customer represented more than 10% of the Company’s revenue.

Use of Estimates

In the normal course of preparing financial statements in conformity with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

The Company estimates ultimate film revenue to determine the basis over which to amortize capitalized film costs, participations, and residuals.  Actual future revenue may vary significantly from these estimates, which are based on the Company’s previous experience, existing contractual arrangements, and other market information.

3.             Film Costs

Film costs, net of amortization, consisted of the following (in thousands):

2011

Completed and released	$170,859
In process	209,803
In development	8,186
$388,848

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2011

Based on management’s estimates of total gross revenue as of December 31, 2011, approximately 62% and 89% of released films, are expected to be amortized in the next twelve months and the next three years, respectively.  During the year ended December 31, 2011, the Company capitalized interest to film projects of approximately $16.8 million.

Additionally, the Company expects to pay approximately $65.6 million in participations and residuals during the one-year period ending December 31, 2012.

In 2008, the Company entered into an agreement with a certain producer, who is also a shareholder, with respect to the co-financing and/or distribution by the Company of certain motion pictures acquired, produced, financed  and/or co-financed by the producer. During the year ended December 31, 2011, the Company incurred participation expense related to the producer’s films of $8.8 million, which is included in cost of revenue on the consolidated statement of operations. As of December 31, 2011, amounts owed to the producer related to the distribution of its titles equal $3.8 million and are included in participations and residuals payable on the consolidated balance sheet.

4.             Detail of Balance Sheet Accounts

Accounts receivable, net consisted of the following (in thousands):

2011

Accounts receivable	$178,839
Allowance for returns and doubtful accounts	(16,868)
$161,971

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2011

Other assets consisted of the following (in thousands):

2011

Film subsidies receivable	$15,472
Inventory	12,571
Debt issuance costs	14,323
Other	6,256
$48,622

Inventory consists of DVDs/Blu-ray discs and is stated at the lower of cost or market value (first-in, first-out method).

Intangible assets, net consisted of the following (in thousands):

2011

Sales agency relationships	$6,475
Accumulated amortization	(5,543)

Net amortizable intangible assets	932

Trademarks	6,400

$7,332

The sales agency relationships are being amortized over 5.5 years.  Amortization expense for the year ended December 31, 2011 was $1.2 million.  Amortization expense for the year ended December 31, 2012 is expected to total $0.9 million.

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2011

Accounts payable and accrued liabilities consisted of the following (in thousands):

2011

Accounts payable	$24,825
Accrued prints and advertising	23,927
Accrued payroll related	616
Other	18,572
$67,940

5.             Notes Payable

Notes payable consisted of the following (in thousands):

2011

Term loan, net of discount of $9,375	$496,910
Foreign rights loans	50,760
Other	5,493
$553,163

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2011

2011 Debt Refinancing

On March 8, 2011, the Company closed a series of transactions that restructured the Company’s previously outstanding Senior Credit Facilities and Mezzanine Notes and put in place a $550 million senior secured Term Loan Facility and a $200 million senior secured Revolving Credit Facility (the “Loans”), which may be increased up to an amount not exceeding $300 million. The proceeds of the Term Loan Facility were used in part to refinance and purchase the Senior Credit Facilities and Mezzanine Notes, fund a $200 million distribution to the members and pay transaction costs.  The remaining balance was used for working capital and general corporate purposes. At December 31, 2011, no amounts were outstanding under the Revolving Credit Facility.

The Term Loan matures (i) in equal quarterly consecutive installments commencing on June 30, 2011, and (ii) on September 7, 2016 in an amount equal to the remaining outstanding Term Loan balance. The Term Loan is subject to quarterly mandatory minimum payments equal to $13.8 million,  reducing the scheduled amortization on a pro-rata basis. The Revolving Credit Facility expires on the earlier of (i) March 7, 2016, and (ii) such other date as the Loans become due subject to mandatory prepayment.

The Loans may from time to time be LIBOR loans or Alternate Base loans as determined by the Company. The rate of interest on outstanding amounts under a LIBOR loan is equal to LIBOR plus a margin of 6.0% and 4.25%, respectively, with respect to the Term Loan Facility and the Revolving Credit Facility,

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2011

respectively. In the case of an Alternate Base Rate loan, interest is equal to the Alternate Base Rate plus a margin of 5.0% and 3.25%, respectively, with respect to the Term Loan Facility and the Revolving Credit Facility, respectively. The weighted average interest rate on the outstanding Term Loan at December 31, 2011 was 7.5%. The Company is also required to pay quarterly fees on unused availability under the Revolving Credit Facility. The unused commitment fee is 0.50% of the average daily amount that the Revolving Credit Facility total availability exceeds the principal outstanding during such period.

The Company is required to maintain a collection account to receive payments from its distribution, licensing, and sales agreements. Each quarter, 50% of any excess cash flow from these amounts (excluding amounts related to The Twilight Saga: Breaking Dawn Parts 1 and 2 (the “Breaking Dawn Films”) shall be used to prepay the Term Loan. Additionally, 75% of any excess cash flow from the Breaking Dawn Films shall also prepay the Term Loan.

The Credit Agreement requires the Company to meet certain performance covenants and maintain sufficient liquidity. Failure to meet these requirements would be an event of default and require the Company to pay any outstanding Loan obligations if not remedied within five business days.

Foreign Rights Loans

As of December 31, 2011, the Company had $50.8 million outstanding under four foreign rights loans with a bank.  The foreign rights loans mature at various dates through March 31, 2013, and bear interest at LIBOR plus 3.00% (3.30% at December 31, 2011).  The loans are secured by various foreign presale agreements and other foreign assets related to the underlying motion pictures.  Amounts received under the foreign presale agreements are generally required to pay down the loan.

6.             Members’ Capital

On April 20, 2007, the Company issued 92,500,000 Class A Preferred Units for cash of $92.5 million ($83.5 million net of issuance costs).  The Company also sold 15,000,000 Class C Preferred Units for cash of $15.0 million and contemporaneously entered into an output deal for certain territories with a third party.  The cash consideration was allocated to equity and to deferred revenue based on a valuation of the equity by a third-party appraiser.  The deferred revenue is being recognized ratably over the seven-year term of the output deal.

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2011

As discussed in Note 7, the Company also issued Class B Preferred Units, Class D Preferred Units, and Class A Common Units in exchange for future services.

The units carry the following key rights and obligations:

Conversion

Class A, Class B, Class C, and Class D Preferred Units are immediately convertible at the member’s option into Class A Common Units on a one-unit-for-one-unit basis.  The conversion price is subject to proportional adjustment for certain dilutive issuances, splits and combinations and other recapitalizations or reorganizations.  Conversion of Class A, Class B, Class C, and Class D Preferred Units is automatic when the liquidation value, as defined, with respect to the Preferred Units, has been reduced to zero.  Conversion of Class A, Class B, Class C, and Class D Preferred Units is also automatic in the event of a public offering of the Company’s common stock for which the aggregate gross proceeds to the Company is at least $50.0 million and the price per share is at least $2.00.

Voting Rights

The holders of the Class A, Class B, Class C, and Class D Preferred Units and the Class A and vested Class B Common Units are entitled to vote on certain matters.  Each member is entitled to a number of votes equal to the number of units of the respective class of units held.  Holders of Class B Common Units that are subject to vesting and forfeiture restrictions are not entitled to vote.

Selection of the Board of Directors

The Company’s Board of Directors has a tiered structure that includes up to ten board members.  The Chief Executive Officer of the Company is entitled to serve as a Director and can designate another Director.  Subject to the continued employment by the Company of the Class B Preferred members and their ownership of at least 50% of the outstanding Class B Preferred Units, two of the Class B Preferred members are entitled to serve on the Board of Directors.

The Class A Preferred members elect five of the Directors by majority vote and can elect a sixth board member subject to the approval of certain members of the Company.

Dividends

Class A Preferred Units accrue a 10% per annum, accumulating, non-compounding return on the original Class A Preferred Unit price, payable in cash.  To the extent that the return is not paid, the amount continues to accrue.

Payment of dividends is at the discretion of the Board of Directors. On March 8, 2011, the Company declared a $200.0 million dividend to its members of which $199.8 million was paid on the same date, including $20.9 million paid to holders of Class A Preferred Units in respect of accumulated but undeclared dividends and $144.4 million paid to holders of Preferred Units in full payment of their liquidation value. All Preferred Units were simultaneously converted to Class A Common Units in accordance with the Company’s governing documents. As of December 31, 2011, $0.2 million of dividends were declared but not paid and are included in accounts payable and accrued liabilities.

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2011

During the year ended December 31, 2011, $22.6 million of tax distributions were declared and paid.

Allocation of Net Profits and Losses

Net losses for any fiscal year are allocated to the members in the following order of priority on a cumulative basis:

1.             First, net losses are allocated to each member to the extent of and in reverse order of priority of the aggregate amount of net profits previously allocated to such member.

2.             Second, net losses are allocated to the Class C Preferred members until each such Class C Preferred member has been allocated an amount of net losses equal to fifty percent (50%) of the original unit price per unit.

3.             Third, net losses are allocated to the Class C and the Class D Preferred members in proportion to their respective remaining capital balances until their capital accounts are zero.

4.             Fourth, net losses are allocated to the Class B Preferred members until their capital accounts are zero.

5.             Fifth, net losses are allocated to the Class A Preferred members until their capital accounts are zero.

6.             Sixth, net losses are allocated pro rata among the members in accordance with their then percentage interests.

Net profits for any fiscal year are allocated to the members in the following order of priority on a cumulative basis:

1.             First, net profits are allocated to each member to the extent of and in the reverse order of priority to the aggregate amount of net losses previously allocated to such member.

2.             Second, net profits are allocated pro rata among the Class A Preferred members until the cumulative net profits allocated to each Class A Preferred member are equal to the cumulative Class A Preferred Return accrued with respect to the Class A Preferred Units.

3.             Third, net profits are allocated pro rata among the members in accordance with their then percentage interests.

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2011

Liquidation

In the event of liquidation, including a merger, acquisition or sale of assets where there is a change in control, any proceeds are allocated as follows:

1.             First, Class A Preferred members are entitled to receive $1.00 per unit plus any accrued dividends (whether or not paid), less distributions previously paid to the Preferred A members.

2.             Second, Class B Preferred members are entitled to receive $1.00 per unit, less any distributions previously paid to the Class B Preferred members.

3.             Third, Class C Preferred members and Class D Preferred members are entitled to receive $0.50 per unit and $1.00 per unit on a pro rata basis, less any distributions previously paid to the Class C Preferred members and Class D Preferred members.

4.             Any remaining amounts are distributed to all members in proportion to their ownership interests prior to the liquidation event.

7.             Equity-Based Compensation

Units Issued in Connection with the Acquisition and Certain Employment Arrangements

The Company issued Class B Preferred Units, Class D Preferred Units, and Class A Common Units to certain senior executives.  In general, these awards vest in four annual installments on the annual anniversary of the date of grant.  In the event that the executive is terminated without cause (as defined) or leaves for good reason (as defined), the awards continue to vest, subject to certain conditions.  In the event that the executive is terminated with cause or leaves without good reason, any unvested units are forfeited.  The Company generally has the right, but not the obligation, to repurchase any vested units upon an executive leaving the Company.  The repurchase price is the fair value of the respective units on the date of repurchase.

Activity related to the equity unit award program is as follows:

	Class B Preferred		Class D Preferred		Class A Common
		Weighted		Weighted		Weighted
		Average		Average		Average
		Grant		Grant		Grant
		Date		Date		Date
		Fair		Fair		Fair
	Number	Value	Number	Value	Number	Value

Awards unvested at December 31, 2010	1,875,000	$0.32	473,831	$0.30	154,986	$0.10

Awards granted	—	—	—	—	—	—
Awards vested	(1,875,000)	0.32	(473,831)	0.30	(154,986)	0.10
Awards forfeited	—	—	—	—	—	—

Awards unvested at December 31, 2011	—	$—	—	$—	—	$—

The fair value of the restricted stock units was determined on the date of grant based on a third-party valuation of the respective classes of equity units.  Total equity compensation expense

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2011

recognized for the year ended December 31, 2011 was $0.8 million, which is included in operating expenses.  As of December 31, 2011, there was no unrecognized compensation cost.

2007 Unit Incentive Plan

In April 2007, the Board of Directors adopted, and members entitled to vote approved, the 2007 Unit Incentive Plan (the “2007 Plan”), with an initial reserve of 8,318,438 Class B Common Units.  The plan provides for the issuance of units, options to acquire units, and/or unit appreciation rights as equity-based awards to employees, members of the Board, and consultants.  The purpose is to provide an incentive to employees and other individuals who render services to the Company.

The Company’s Board of Directors administers the 2007 Plan, and has delegated authority to certain officers of the Company to grant unit awards.  Since the adoption of the 2007 Plan, the Company has made several grants of restricted unit bonus awards and unit appreciation rights pursuant to its unit incentive plan to executive employees.  These units generally vest equally over a four- to five- year period from the date of the grant, contingent on continued employment of the grantee with the Company.  In the event that the executive is terminated without cause (as defined) or leaves for good reason (as defined), the awards continue to vest, subject to certain conditions.  In the event that the executive is terminated with cause or leaves without good reason, the unvested portion of any award is forfeited.  The exercise price for options granted or base price for unit appreciation rights may not be less than 100% of the fair market value of the underlying unit on the grant date.  Options granted generally expire seven years after grant date.   1.3 million units were available for future grants at December 31, 2011.

Activity related to the Class B Common Units under the 2007 Plan is as follows:

	Class B Common
		Weighted
		Average
		Grant Date
	Number	Fair Value

Unvested at end of December 31, 2010	1,707,429	$0.13

Awards granted	450,000	2.03
Awards vested	(846,968)	0.45
Awards forfeited	(87,500)	0.36

Unvested at end of December 31, 2011	1,222,961	$0.59

The amount of the equity-based compensation associated with Class B Common Unit awards included in operating expense for the year ended December 31, 2011 totaled $0.4 million.

The fair value of the unit appreciation rights are marked to market each reporting period. The Company recognized $0.9 million in equity-based compensation associated with unit appreciation rights for the year ended December 31, 2011, which are included in operating expense. The

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2011

Company has an equity-based compensation liability accrual in the amount of $2.5 million included in accounts payable and accrued liabilities as of December 31, 2011.

Total unrecognized compensation cost related to unvested Class B Common Unit awards and unit appreciation rights at December 31, 2011, was approximately $1.6 million and was expected to be recognized over a weighted-average period of 2.1 years.

8.             Fair Value of Financial Instruments

On January 1, 2008, the Company adopted certain provisions of ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), which establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurement.  The provisions of ASC 820 relate to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring basis.  In accordance with ASC 820, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when developing fair value measurements.

When available, the Company uses quoted market prices to measure fair value (“Level 1”).  If market prices are not available, fair value measurement is based upon models that use primarily market-based or independently-sourced market parameters (“Level 2”).  If market-observable inputs for model-based valuation techniques are not available, the Company is required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument (“Level 3”).

Certain of the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, and the foreign rights loans are carried at cost, which approximates fair value because of their short-term nature.

The Company is required to estimate the fair value of long-term debt under ASC 825, Financial Instruments.  There were no amounts outstanding under the Company’s revolving credit facility. In determining the fair value of amounts outstanding under the Term Loan, the Company utilized a discounted cash flow model based on its estimate of when amounts outstanding at December 31, 2011, would be paid and its estimate of the current prevailing interest rate spreads.  Because considerable judgment is required in developing the estimates of fair value, these estimates are not necessarily indicative of the amounts that could be realized in a debt market exchange.  As of December 31, 2011, the face value of amounts outstanding under the Term Loan is estimated to approximate fair value based on Level 2 inputs.

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2011

9.             Income Taxes

A certain consolidated subsidiary of the Company is taxed as a corporation. The tax provision in the current period primarily relates to a valuation allowance associated with foreign tax credits generated by this consolidated subsidiary due to the payment of certain foreign withholding taxes. The Company has no other significant deferred tax assets or liabilities.  As a significant portion of the Company’s taxable income continues to be allocated to the members, the effective tax rate is significantly less than the statutory tax rate.

At December 31, 2011, the Company has no material unrecognized tax positions.  The Company’s policy is to recognize interest and penalties, if any, related to uncertain tax positions as a component of interest and other expense.  For the year ended December 31, 2011, the Company did not recognize any interest or penalties for uncertain tax positions.  The Company is currently not under examination by the United States Internal Revenue Service or any other state, city or local jurisdiction.  As such, the Company is subject to the standard statutes of limitations by the relevant tax authorities for federal and state purposes.

State franchise taxes were minor and are included in operating expenses.

10.          Commitments and Contingencies

Legal Matters

The Company is, from time to time, subject to legal proceedings and claims that arise in the ordinary course of business.  In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on the Company’s financial position or results of operations.

Commitments

The Company leases office facilities and certain office equipment under operating leases.  Future minimum operating lease payment commitments as of December 31, 2011, are (in thousands):

Summit Entertainment, LLC

Notes to the Consolidated Financial Statements

December 31, 2011

Operating
Lease

2012	$2,696
2013	2,327
2014	172
2015	12
Total minimum lease payments	$5,207

For the year ended December 31, 2011, rent expense under all operating leases was approximately $2.6 million.

11.          Subsequent Events

As required by ASC 855, Subsequent Events, management has evaluated the impact of subsequent events through March 21, 2012, which is the date the financial statements are issued.

Sale to Lionsgate Entertainment

On January 13, 2012, Lions Gate Entertainment Corp. purchased all of the membership interests in the Company for consideration of approximately $419.9 million.